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                                                            OMB APPROVAL
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--------                                            OMB Number:      3235-0104
 FORM 3                                             Expires: September 30, 1998
--------                                            Estimated average burden
                                                    hours per response.... 0.5
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name AND Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
 Wedge Energy Services, L.L.C.                (Month/Day/Year)              South Texas Drilling &              (Month/Day/Year)
---------------------------------------                                     Exploration, Inc. STxd
                                                                            --------------------------       ----------------------
     (Last)     (First)     (Middle)           February 18, 2000         5. Relationship of Reporting        7. Individual or Joint/
 1415 Louisiana Street, Suite 3000         ----------------------------     Person(s) to Issuer                 Group Filing (Check
----------------------------------------   3. I.R.S. or Social Security     (Check all applicable)              Applicable Line)
             (Street)                         Number of Reporting              Director    X  10% Owner         X Form filed by
                                              Person, (voluntary)        -----           -----                  ---One Reporting
 Houston,           TX         77002                                           Officer        Other (specify       Person
--------------------------------------     --------------------------    -----           -----      below)         Form filed by
      (City)      (State)      (Zip)                                     (give title below)                     ---More than One
                                                                                                                   Reporting Person
                                                                         ------------------------------
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            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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 Common Stock                                        1,153,846                         D
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*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                             (Over)
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.          SEC 1473 (3-99)

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
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Explanation of Responses:                                                            WEDGE Energy Services, Inc.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                     By:/s/ RICHARD E. BLOHM, JR.         2/25/00
Note. File three copies of this Form, one of which must be manually signed.             ------------------------------- ------------
      If space is insufficient, See Instruction 6 for procedure.                        Richard E. Blohm, Jr. Secretary     Date
                                                                                        **Signature of Reporting Person
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Potential persons who are to respond to the collection of information contained
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                                                                 SEC 1473 (3-99)